Exhibit 23.1

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 1, 2019, with respect to the consolidated financial statements of Viemed Healthcare, Inc. as at and for the years ended December 31, 2018 and December 31, 2017, which appears on page F-2 of the Registration Statement on Form 10 for the common shares of Viemed Healthcare, Inc., without par value.

/s/ MNP LLP

Toronto, Ontario, Canada
August 22, 2019